Exhibit 10.23

EMBARK TRUCKS INC.

424 Townsend St, San Francisco, CA

March 15, 2021

Siddhartha Venkatesan

Dear Siddhartha:

Embark Trucks Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.Position. You will start in a full-time position as Chief Legal Officer and you will initially report to the Company’s CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.Base Salary. You will be paid a starting salary at the rate of $300,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

3.Starting Bonus. Provided you start your employment at the Company on or before April 5, 2021 you will be paid a starting bonus of $100,000, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

4.Stock Option. Subject to the approval of the Company’s Board of Directors or a committee thereof (the “Board”), you will be granted an option to purchase 450,000 shares of the Company’s Common Stock (the “Option”). The Option will vest and become exercisable at the rate of 25% of the total number of Option shares on the 1 year anniversary of your start date of employment with the Company and 1/48th of the total number of Option shares on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date. You will vest in 100% of your remaining unvested Option shares if (a) the Company is subject to a Change in Control before your service with the Company terminates and (b) you are subject to an Involuntary Termination within 12 months after that Change in Control.1 The exercise price per share of the Option will be equal to the fair market value per share of the Company’s Common Stock on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Option. The Option will be subject to the terms and conditions set forth in the Company’s 2016 Stock Plan and the Company’s standard form of stock option agreement.

5.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in those Company-sponsored benefits generally made available to all full-time employees. Including health, vision and dental insurance for you and your dependents (spouse and children), life insurance and 401k. Your salary will be reviewed by the Board on a periodic basis consistent with the Company's other executives. The Company will reimburse you up to $2500 annually for approved state bar fees and continuing legal education expenses.

6.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A.

7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

8.Severance Pay.

(a)General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 8. However, this Section 8 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 8.

(b)Salary Continuation. If you are subject to an Involuntary Termination on or prior to 12 months of when you commence your employment with the Company, then the Company will continue to pay your base salary for a period of 12 months after your Separation. If you are subject to an Involuntary Termination after 12 months of when you commence your employment with the Company, then the Company will continue to pay your base salary for a period of 6 months after your Separation as well as any other incentive cash compensation you would have been eligible for in the 6 months following your Separation and 50% of any annual target bonus, if applicable. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

9.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.Tax Matters.

(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 8(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 8(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

11.Miscellaneous.

(a)Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(b)Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(c)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or

Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

(a)“Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any agreement between you and the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) your gross negligence or willful misconduct, (vi) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. The Company will provide with written notification within 90 days of the Cause and provide you with no less than 30 days to cure for any Cause in subparts (i) – (iii) or (v) – (vii) hereunder.

(b)“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation. Further, a transaction or series of transactions by merger, consolidation, share exchange or otherwise with a publicly traded “special purpose acquisition company” or its subsidiary in which the common stock or share capital of such entity or its successor entity is publicly listed on a securities exchange or marketplace shall not constitute a Change in Control.

(c)“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

(d)“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

i.A reduction in your base salary by more than 10% (other than in connection with similar decreases of other officers of the Company);

ii.A material diminution of your authority, duties or responsibilities; provided however, that a change in your position following a Change in Control shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control; or

iii.A material change in the Company’s remote work policies requiring a relocation of your principal workplace by more than 30 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

(e)“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(f)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

(g)“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

[Signature Page Follows]

If you wish to accept this offer, please sign and date this letter and the attached Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on March 21, 2021.

We look forward to your favorable reply and to working with you at Embark!

Very truly yours,

EMBARK TRUCKS INC.

/s/ Alex Rodrigues
Alex Rodrigues, CEO

ACCEPTED AND AGREED:

SIDDHARTHA VENKATESAN
/s/ Siddhartha Venkatesan
(Signature)
Mar 18, 2021
Date

Anticipated Start Date: April 5, 2021

Attachments:

Attachment A: Confidential Information and Invention Assignment Agreement